Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-159225) and Form S-8 (No. 333-131791) of Rosetta Resources Inc. of our report dated February 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to guarantor subsidiaries described in Note 17 which is as of July 20, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 20, 2010